[COOPERS & LYBRAND L.L.P. LETTERHEAD]




               CONSENT OF INDEPENDENT ACCOUNTANTS





We consent to the incorporation by reference in the registration statement of Homestake Mining Company on Form S-3 of our report dated February 7, 1997, on our audits of the consolidated financial statements and financial statement schedules of Homestake Mining Company as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994 appearing in and incorporated by reference in the Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts".

/s/ Coopers & Lybrand L.L.P.

San Francisco, California
April 5, 1997